Exhibit 10.2

ADAPTIVE REAL ESTATE INCOME TRUST, INC.

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the         day of                     , 2013, between ADAPTIVE REAL ESTATE INCOME TRUST, INC. (the “Company”), a Maryland corporation, ADAPTIVE REAL ESTATE INCOME TRUST OP LP (the “OP”), a Texas limited partnership, and ADAPTIVE REAL ESTATE INCOME TRUST MANAGEMENT SERVICES, LLC, a Texas limited liability company (“Manager”).

WHEREAS, the OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of the Company;

WHEREAS, the Company intends to raise money from the sale of its common stock to be used, net of payment of certain offering costs and expenses, for investment in the acquisition or construction of income-producing real estate (including but not limited to multifamily, office, industrial and retail) and other real estate-related investments (including the making or purchasing of mortgage, bridge or mezzanine loans), some or all of which are to be acquired and held by Owner (as hereinafter defined) on behalf of the Company; and

WHEREAS, Owner intends to retain Manager to manage and coordinate the leasing of certain of the real estate properties acquired by Owner under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I

Definitions

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:

1.1               “Annual Business Plan” has the meaning set forth in Section 3.11(a) hereof.

1.2               “Capital Budget” has the meaning set forth in Section 3.11(a) hereof.

1.3               “Controlling Agreements” means articles of incorporation, agreements of limited partnership, joint venture agreements, operating agreements, loan agreements, deeds of trust or mortgages, each as may be amended from time to time, of Owner, as applicable.

1.4               “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the Joint Venture by all of the owners of the Joint Venture as such percentage shall be calculated in good faith by the Owner.  For purposes of defining Economic Interest Percentage, any in-kind contribution shall be considered in the calculation and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.

1.5               “Governmental Requirements” means applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over a Project or the requirements of the board of fire underwriters or other similar bodies.

1.6               “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Project and from concessionaires (if any) with respect to each Project, including furniture rental, parking fees, forfeited security deposits, application fees, late charges, income from coin operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected at each Project; but shall exclude all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruption[s] insurance), abatement of taxes, and awards arising out of eminent domain proceedings, discounts and dividends on insurance policies.

1.7               “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory or judicial authority, foreign or domestic, and all renewals and extensions thereof.

1.8               “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold properties.

1.9               “Losses” means any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damages, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever.

1.10             “Management Fee” has the meaning set forth in Section 4.1 hereof.

1.11             “Manager Indemnified Parties” has the meaning set forth in Section 6.2(a) hereof.

1.12             “Operating Budget” has the meaning set forth in Section 3.11(a) hereof.

1.13             “Oversight Fee” has the meaning set forth in Section 4.1(b) hereof.

1.14             “Owner” means the Company, the OP and any Joint Venture, limited liability company, limited partnership or other affiliate of the Company or the OP that owns, in whole or in part, on behalf of the Company, any Projects.

1.15             “Owner Indemnified Parties” has the meaning set forth in Section 6.2(b) hereof.

1.16             “Project” means, collectively, all interests in real estate in which Owner now owns a direct or indirect equity interest or hereafter acquires a direct or indirect equity interest, containing income-producing improvements or on which Owner will construct income-producing improvements.

1.17             “Proprietary Property” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used by Manager in performing its duties set forth in this Agreement that relate to management advice, services and techniques regarding current and potential Projects, and all modifications, enhancements and derivative works of the foregoing.

1.18             “Submanager” has the meaning set forth in Section 7.1 hereof.

1.19             “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II

Engagement and Duties of Manager

2.1               Engagements.  Subject to the restrictions of this Section 2.1, Owner hereby engages Manager to manage the Project, and Manager accepts such engagement and agrees to perform the services set forth herein.  Such engagement shall not commence with respect to any particular Project until Owner, in its sole discretion, has the ability to appoint or hire the Manager.  Further, Owner may elect to exclude any Project from the terms of this Agreement upon written notice to Manager delivered by Owner within ten (10) days following the later of (i) Owner’s acquisition of a direct or indirect equity interest in such Project or (ii) the date on which Owner, in its sole discretion, has the ability to appoint or hire the Manager with respect to such Project.  Owner has the right to include any previously excluded Project ten (10) days following delivery of written notice from Owner to Manager.  Notwithstanding the foregoing, Manager shall be entitled to an Oversight Fee pursuant to Section 4.1 with respect to any Project excluded from the terms of this Agreement, but only after Owner, in its sole discretion, has the ability to appoint or hire the Manager for such Project.

2.2               Status of Manager; Limitation on Authority.  This Agreement shall cause Manager or its affiliates to be, at law, Owner’s agent upon the terms contained herein.  Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of Owner except as expressly authorized herein.  Any personnel hired by Manager to maintain, operate and/or lease each Project shall be the employees or independent contractors of either Manager or of Owner, in Manager’s reasonable discretion.  Manager shall use due care in the selection and supervision of such employees or independent contractors, who shall be duly qualified and licensed, as necessary.  Any action taken by Manager or its affiliates which is not expressly authorized by this Agreement shall not bind Owner.

2.3               Leasing of Premises.  Manager shall perform promotional, leasing and management activities required to lease and manage space in the Project in accordance with the parameters established by or otherwise approved in writing by Owner.  Throughout the term of this Agreement, Manager shall use its diligent efforts to lease available space or units in the Project.  Subject to reimbursement by Owner, Manager shall advertise the Project, or portions thereof, prepare and secure advertising signs, space plans, circular matter, marketing brochures and other forms of advertising.  Manager is authorized to advertise the Project in conjunction with general advertising campaigns and to allocate the cost of such campaigns on a pro rata basis among the Projects being advertised (to the extent authorized by the Annual Business Plan).  All inquiries for any leases or renewals or agreements for the rental of the Project or portions thereof shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager in accordance with the parameters established by or otherwise approved in writing by Owner.  Manager is hereby authorized to execute, deliver and renew leases on behalf of Owner in accordance with the parameters established by or otherwise approved in writing by Owner.

2.4               Manager’s Standard of Care.  In performing Manager’s duties under this Agreement, Manager shall exercise the same degree of care, prudence, and skill as other professional property managers of similar properties in the area.  In no event shall Manager be liable to Owner for any Losses, unless caused by the misconduct and/or negligence of the Manager, its agents, servants, or employees.

2.5               Compliance With Laws; Environmental Matters.

(a)           Owner Representations and Warranties Regarding Compliance With Laws.

(i)            General.  Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge each Project and any equipment thereon, when acquired by Owner, will comply with all Governmental Requirements and authorizes Manager to disclose the identity of the owner of each Project to any governmental officials.  Owner assumes all responsibility as to the compliance of the Project with all Governmental Requirements.

(ii)           Environmental.  Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Project, upon acquisition of an interest therein by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.

(b)           Manager Duties Regarding Compliance With Laws.

(i)            Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.  Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by any governmental entities in the state in which the Project is located in connection with Manager’s compensation (set forth in Article IV below).

(ii)           Manager shall promptly, and in no event later than seventy-two (72) hours from the time of receipt, notify Owner in writing of all notices of violation or other notices relating to the Project from any governmental authority, board of fire underwriters or insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.  Manager shall be responsible for notifying Owner in the event it receives notice that any improvement on the Project or any equipment therein does not comply with the requirements of any Governmental Requirements or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters.

(iii)          If Manager discovers the Project does not comply with any Governmental Requirements, Manager shall take such action as may be reasonably necessary to bring the Project into compliance with such Governmental Requirements, subject to the limitation contained in Section 3.5 of this Agreement regarding the making of alterations and repairs.  Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement.  If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, to cause the same to be complied with.

(iv)          Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Project currently complies with Governmental Requirements.

2.6               Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, Manager’s performance of the services specified in this Agreement will cause Manager to conduct part of the active trade or business of Owner, and Manager’s compensation includes both the payment of fees due pursuant to Section 4.1 and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of the Owner.  Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.  Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Agreement of specified costs and allocable wages and compensation.  Owner and Manager further recognize and intend that as a result of the relationship created by this Agreement, reimbursements paid to Manager pursuant to this Agreement include (i) “flow-through funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g).  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

ARTICLE III

Services to be Performed by Manager

3.1               Expense of Owner.  All acts performed by Manager in the performance of its obligations under this Agreement shall be performed on behalf of Owner, and all obligations or expenses incurred thereby, if included in the Annual Business Plan or otherwise approved in writing by Owner, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this Article III.  Owner shall not be obligated to reimburse Manager for any expense allocable to (i) time spent on projects other than the Project, or (ii) any personnel other than personnel located at the Project site and personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Project site or in specifically performing Manager’s obligations hereunder, whether on or off the Project site; provided, however, that Owner shall not reimburse Manager for such expenses for personnel performing services off-site until such time as the Company completes the primary portion of an initial public offering.  Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Project, whose wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent at or for the Project to the extent set forth in the applicable Annual

Business Plan.  Owner shall reimburse to Manager the costs and expenses incurred by Manager on Owner’s behalf including the wages and salaries and other employee-related expenses and benefits of all on-site employees of Manager or any Submanager who are engaged in the operation, management, maintenance and leasing or access control of a Project, including taxes, insurance and benefits relating to such employees, costs of technology related to the Projects, including computers, telephone systems and property management and accounting software and any upgrades or conversions thereof, and legal, travel and other out-of-pocket expenses directly related to the management of a Project, provided that such items are reflected in the Annual Business Plan.  Owner acknowledges that the following miscellaneous expenses, when incurred with respect to the performance of Manager’s obligations under this Agreement, shall be reimbursable to Manager by Owner (which list of expenses is not intended to be all-inclusive) to the extent set forth in the applicable Annual Business Plan: courier services, postage, photocopies, signage, check printing, marketing expenses, bank charges, telephone and answering service (which may be allocated on a pro rata basis among the Project and other projects managed by Manager).  All reimbursable payments made by Manager hereunder shall be reimbursed by Owner from funds deposited in an account established pursuant to Section 5.2 of this Agreement.  Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, except out of funds held in an account maintained under Section 5.2, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner.  All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debt or liabilities, except to the extent Manager has exceeded its authority hereunder.  Manager may sub-contract any or all of its responsibilities hereunder, but Owner shall look to Manager for the performance of such responsibilities in accordance with this Agreement and Manager shall be solely responsible for paying the fees and expenses of any duly qualified and licensed person or entity to which it sub-contracts its responsibilities hereunder, except as otherwise agreed in writing between Owner and Manager.

3.2               Covenants Concerning Payment of Operating Expenses.  Owner covenants to pay all sums for operating expenses in excess of gross receipts required to operate the Project in accordance with the Annual Business Plan upon written notice and demand from Manager within ten (10) days after receipt of such written notice.  Owner further recognizes that the Project may be operated in conjunction with other properties, and costs may be allocated or shared between such other properties on a more efficient or less expensive basis.  In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs or operate the Project in a more efficient manner so long as such allocation is done on an equitable basis and so long as the computations of such allocations are provided to Owner for its approval pursuant to Section 3.11 hereof.

3.3               Employment of Personnel.  Manager shall use its diligent efforts to investigate, hire, pay, supervise and discharge duly qualified and licensed personnel necessary to be employed by it to properly maintain, operate and lease the Project, including without limitation, a property manager or business manager at the Project.  Owner has no right of supervision or direction of agents or employees of the Manager whatsoever.  All Owner directives shall be communicated to Manager’s senior level management employees.  Manager and all personnel of Manager who handle or who are responsible for handling Owner’s monies shall be duly qualified and licensed, bonded under a fidelity bond or a crime/employee dishonesty insurance policy or equivalent in favor of Owner.  Manager shall furnish such fidelity bond/insurance policy at Manager’s sole expense and shall provide Owner Two Million Dollars ($2,000,000.00) per occurrence coverage with no more than a Ten Thousand Dollar ($10,000.00) deductible.  Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.

3.4               Utility and Service Contracts.  Manager shall make, at Owner’s expense and in Owner’s name or in Manager’s name, as an authorized representative for Owner, contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services deemed by Manager to be necessary or advisable for the operation of the Project.  Manager shall also place orders in the name of Owner for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Project.  Manager may make such contracts and place such orders in Owner’s name or in its own name, as Owner’s authorized representative.

3.5               Maintenance and Repair of a Project.  Manager shall use its diligent efforts to maintain, at Owner’s expense, the buildings, appurtenances and grounds of the Project in good condition and repair and in accordance with standards established by Owner in writing from time to time, including (a) interior and exterior cleaning; (b) painting and decorating; (c) plumbing; (d) carpentry; (e) making or supervising the repair, alterations, and decoration of the improvements, including planning and coordinating the construction of any tenant-paid improvements, subject to and in strict compliance with this Agreement and the leases, and (f) such other normal maintenance and repair work as may be reasonably desirable taking into consideration the amount allocated therefore in the Annual Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item for repair or replacement in excess of Twenty-Five Thousand Dollars ($25,000.00) unless authorized in writing by Owner, excepting, however, that emergency repairs immediately necessary for the preservation and safety of the Project or to avoid the suspension of any service to the Project or danger of injury to persons or damage to property may be made by Manager upon written notice to Owner, but without the approval of Owner.  Manager shall not be obligated by this Section 3.5 to perform any major capital improvements.

3.6               [Intentionally Omitted]

3.7               Controlling Agreements.  Manager has received copies of (and will be provided with copies of future) Controlling Agreements and is and will be familiar with the terms thereof.  Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Controlling Agreements.

3.8               Collection of Monies.  Manager shall use its diligent efforts to collect all rents and other charges due from tenants and concessionaires (if any) in respect of the Project and otherwise due Owner with respect to the Project in the ordinary course of business, provided that Manager does not guarantee the creditworthiness of any tenants or concessionaires or collectibility of accounts receivable from any of the foregoing.  Owner authorizes Manager to request, demand, collect, receive and provide a receipt for all such rent and other charges and to institute legal proceedings in the name of Owner, and at Owner’s expense, for the collection thereof, and for the dispossession of tenants and other persons from the Project or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging of legal counsel approved by Owner in writing for any such matter.  All monies collected by Manager shall be deposited in the separate bank account referred to in Section 5.2 herein.

3.9               Manager Disbursements.

(a)           Manager shall, from the funds collected and deposited, cause to be disbursed regularly and punctually (1) Manager’s compensation, together with all sales or other taxes (other than income) which Manager is obligated, presently or in the future, to collect and pay to any applicable governmental authority, (2) the amounts reimbursable to Manager under this Agreement, (3) the amount of all real estate taxes and other impositions levied by appropriate authorities which, if not escrowed with any mortgagee, shall be paid upon specific written direction of Owner before interest begins to accrue thereon, (4) debt service related to any mortgages of the Project, and (5) amounts otherwise due and payable as operating expenses of the Project authorized to be incurred under the terms of this Agreement. After (i) making disbursements as herein specified and (ii) establishing a cash reserve to pay taxes, insurance, and/or other costs and expenses incidental to the operation of the Project, including nonrecurring emergency repairs and capital expenditures which shall become due and payable within the succeeding calendar month and for which the cash to make such payments may not be generated by operations during such period, any balance remaining at the end of each calendar month during the term of this Agreement shall be disbursed or transferred as generally or specifically directed from time to time by Owner.

(b)           All costs, expenses, debts and liabilities owed to third persons that are incurred by Manager pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Project shall be the responsibility of Owner and not Manager.  Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing may be promptly paid by Manager.  Manager is not obligated to advance any funds.  As of the first day of each month of this Agreement, Manager will project the cash requirements for such month and (if it shall reasonably determine that collections will be insufficient to meet such cash requirements) request the necessary additional funds from the Owner, which funds will be deposited with the Manager in the segregated bank account referred to in Section 5.2 on or before ten (10) days following the receipt of such request.  If, at any month end, the bank balance exceeds the projected cash requirements, such excess shall be returned to the Owner within five (5) days.  If at any time there is not sufficient cash in the account with which to promptly pay the bills due and owing, the Manager will request that the necessary additional funds be deposited in an amount sufficient to create an operating reserve pursuant to Section 5.4.  Owner will deposit the additional funds requested by the Manager within five (5) days following the receipt of such request.

3.10             Use and Maintenance of Project.  Manager agrees that it will not knowingly permit the use of the Project for any purpose which might void any policy of insurance held by Owner or which might render any loss thereunder uncollectible, or which would be in violation of any government restriction or any covenant or restriction of any lease of the Project.  Manager shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective leases.

3.11             Annual Business Plan.

(a)           On or before December 1 of each calendar year, or such other date agreed to by Owner and Manager, during the term of this Agreement, Manager shall prepare and submit to Owner for Owner’s approval, an “Annual Business Plan” for the Project for the promotion, leasing, operations, repair and maintenance of the Project for each calendar year during which this Agreement is in effect.  The Annual Business Plan shall include a detailed budget of projected income and expenses for the Project for such calendar year (the “Operating Budget”) and a detailed budget of projected capital improvements for the Project for such calendar year (the “Capital Budget”).  Within 30 days following the purchase of a Project by Owner, after the approval of the Annual Business Plan for such calendar year, Manager shall prepare and submit to Owner a comparable business plan for such Project and Manager and Owner must follow the procedure set forth in (b) below with respect to approving any such additional business plan.

(b)           Manager shall meet with Owner to discuss the proposed Annual Business Plan and Owner shall notify Manager with respect to the approval or disapproval of the proposed Annual Business Plan within 20 days following the receipt of the Annual Business Plan.  Any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail.  If

Owner fails to provide approval of a proposed Annual Business Plan within such 20 day period, the proposed Annual Business Plan shall be deemed to be disapproved and the Annual Business Plan in effect for the previous calendar year shall remain in effect until Owner approves a new Annual Business Plan for such Project.  Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the Project’s income and expenses for the ensuing calendar year.  Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.

(c)           Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense.  Any such revision shall be subject to the prior written approval of Owner.

(d)           Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the Operating Budget which is a part of the approved Annual Business Plan either in total or in any one accounting category.  Any expense causing or likely to cause a variance of greater than ten percent (10%) or $10,000, whichever is greater, in any one accounting category on a cumulative year-to-date basis shall be promptly explained to Owner by Manager in the next monthly report submitted by Manager to Owner under Section 3.13(a) below.  During the calendar year, Manager shall inform Owner of any major increases or decreases in costs, expenses, and income that were not reflected in the Annual Business Plan.

3.12             Records.  Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Project.  Such records shall be maintained on a double entry basis.  Owner and persons designated by Owner shall at all reasonable times have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Project and this Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Project, at a place recommended by Manager and approved by Owner.

3.13             Financial Reports.

(a)           Monthly Reports.  On or before the 15th day after the end of each month during the term of this Agreement, Manager shall prepare and submit to Owner the following reports and statements:

(i)            monthly operating and year-to-date operating statement;

(ii)           copy of cash disbursements ledger entries for such period, if requested;

(iii)          copy of cash receipts ledger entries for such period, if requested;

(iv)          the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested; and

(v)           copy of ledger entries for such period relating to security deposits maintained by Manager, if requested.

In addition to the above, Manager shall deliver to Owner such other reports and statements as are reasonably requested by Owner.

(b)           Returns Required by Law.  Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel.

3.14             Dealings with Advisor.  Unless Owner specifically informs Manager to the contrary, Adaptive Real Estate Income Trust Advisors, LLC, or its successor as advisor to the Company, may perform any of the obligations or exercise any of the rights of Owner under this Agreement.

3.15             Branding.  Manager shall maintain and administer for Owner the standards of branding established by Behringer Harvard Holdings, LLC with respect to all billboards, signage and uniforms.

3.16             Risk Management.  Manager or its affiliates shall provide to Owner risk management services, including, but not limited to, the following: assisting and providing ways to mitigate, minimize, control, and transfer risk through the prudent use of risk management, insurance programs and recommendations of safety and loss control techniques; selecting and managing insurance brokers and service products; preparing underwriting data for use in marketing insurance programs; negotiating and placing insurance and related services; serving as liaison for insurance brokers and monitoring insurance premium invoices for accuracy; managing and settling loss control and insurance claims; consulting and coordinating insurance requirements for financing properties; reviewing and monitoring sub-contractor certificates of insurance; and consulting regarding insurance verbiage requirements for leases and contracts.

3.17             Real Estate Tax Management.  Manager or its affiliates shall provide to Owner tax management services with respect to the Projects, including, but not limited to, the following: coordinating payment of real estate taxes; contesting real estate taxes, as Manager deems appropriate; accounting for all bills to be processed at any given installment, and following up on missing bills; data entry of tax amounts and equalized values when available; and providing copies of documents as requested (including following up on cancelled checks, monitoring payment by third parties, communicating with interested parties and forwarding tax bills to purchasers and other parties as necessary).

3.18             Technology Use and Support.  Manager shall utilize the software and technology platforms that it believes are appropriate in connection with fulfilling its duties under this Agreement.  In addition, Manager shall provide technical support and maintenance with respect to any technology used in the maintenance, operation, management and leasing of properties.

ARTICLE IV

Manager’s Compensation, Term

4.1               Manager’s Compensation.

(a)           Management Fee.  Commencing on the date hereof, Owner shall pay Manager a monthly management fee (“Management Fee”) payable monthly in arrears, with respect to each Project, equal to the greater of (i) $8,500, or (ii) a fee ranging from two percent (2.0%) to five percent (5.0%) of Gross Revenues of such Project depending on the type of Project acquired as determined by Owner and Manager on a Project-by-Project basis.  If Manager subcontracts its responsibilities hereunder to another person or entity, Manager shall be solely responsible for the payment to such third party.  The

Management Fee includes the reimbursement of the specified cost incurred by the Manager of engaging another person or entity to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all such amounts to such third parties.  Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.

Certain Projects may be owned by Joint Ventures.  When the Manager is not paid by the Joint Venture directly in respect of its services, the applicable Management Fee or Oversight Fee to be paid by the Owner will be calculated by multiplying the Management Fee or Oversight Fee, as applicable, by the Economic Interest Percentage owned directly or indirectly by the Owner in such Project.

(b)           Oversight Fee.  In the event that Owner contracts directly with a third-party property manager not affiliated with the Manager in respect of a Project for which the Owner, in its sole discretion, has the ability to appoint or hire the Manager, Owner shall pay Manager a monthly oversight fee (“Oversight Fee”) equal to the greater of (i) one-half of one percent (0.50%) of Gross Revenues of such Project or (ii) $1,500.  In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Project.

(c)           Construction Supervision Fees.  Manager shall supervise construction performed by or on behalf of Owner with respect to the space in the Project, including, but not limited to, capital repairs and improvements, major building reconstruction and tenant improvements (collectively, “Construction Work”).  In the event that Manager supervises a single Construction Work project with respect to a Project with hard construction costs in excess of $50,000, Owner shall pay Manager a construction supervision fee equal to an amount not greater than five percent (5%) of all hard construction costs incurred in connection with the Construction Work.  Owner shall pay construction supervision fees at the same time it makes payments to any third party contractors in respect of any Construction Work.

(d)           Leasing Fees.  Owner shall pay Manager a separate fee for (i) the one-time rent-up or lease-up of newly constructed space in a Project, (ii) leasing vacant space in a Project, and (iii)  renewing or extending current leases in a Project, in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar leasing services in the same geographic area for similar properties, as determined by a survey of brokers and agents in such area (customarily equal to the first month’s rent).

(e)           Audit Adjustment.  If any audit of the records, books or accounts relating to the Project discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be.  If such audit discloses an overpayment of Management Fees for any fiscal year of 5% more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

4.2               Term.  This Agreement shall commence on the date first above written and shall continue until the fifth anniversary of that date.  Thereafter, this Agreement may be renewed for an unlimited number of successive five-year terms upon mutual consent of the parties, unless otherwise terminated as provided herein.  In the event the Company terminates its advisory management agreement with Adaptive Real Estate Income Trust Advisors, LLC, Manager, upon at least thirty (30) days prior written notice, shall have the right to terminate this Agreement.  Owner may terminate this Agreement (i) at any time upon delivery of written notice to Manager not less than thirty (30) days prior to the effective date of termination, in the event of (and only in the event of) a showing by Owner of willful misconduct, gross negligence or deliberate malfeasance of the Manager, its agents, servants or employees in the performance of Manager’s duties hereunder and (ii) immediately upon the occurrence of any of the following:

(a)                                  A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidating of its affairs; or

(b)                                 Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (vii) takes corporate or other action in furtherance of any of the aforesaid purposes; or

(c)                                  With respect to any particular Project, the sale of such Project.

4.3                                             Termination for Owner Default.  If Owner shall materially fail to perform its obligations hereunder, the following cure periods shall apply: (1) In the event of a monetary breach or a breach that can reasonably be cured within a fifteen (15) day period, Owner shall be in default under this Agreement if such failure continues for fifteen (15) days after written notice thereof from Manager to Owner of such failure; or (2) if the nature of such breach is such that the same cannot reasonably be cured within a fifteen (15) day period, Owner shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as reasonably practicable.  If such failure continues beyond such applicable cure periods, then Manager may terminate this Agreement by giving thirty (30) days written notice to Owner and Owner agrees to pay Manager the Management Fees due to Manager pursuant to Section 4.1 with respect to the Projects the Manager is managing as of the date of termination, where such ongoing Management Fees shall, for each Project, be based on the Gross Revenues for each Project based on the end of the month of the date of termination.

4.4                                             Manager’s Obligations Upon Termination.  Upon the termination of this Agreement, Manager shall have the following duties:

(a)                                  Manager shall deliver to Owner or its designee, all books and records with respect to the Project.

(b)                                 Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Project, except personal property paid for and owned by Manager.  Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Project.

(c)                                  Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all fees and reimbursements claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Project to be paid to Owner or its designee.

(d)                                 Within sixty (60) days immediately following the date of such termination, Manager shall deliver to Owner the report required by Section 3.13(a) for any period not covered by such a report at the time of termination.

(e)                                  This Section 4.4 and all other provisions of this Agreement that require Manager to deliver items or funds to Owner shall survive any expiration or termination of this Agreement.

4.5                                             Owner’s Obligations Upon Termination.  Upon any termination of this Agreement by Owner, Manager shall be entitled to receive all compensation and reimbursements, if any, due to Manager through the date of termination.  Such amounts will be due Manager no later than thirty (30) days from the date of such termination.  All provisions of this Agreement that require Owner to reimburse or pay Manager shall survive any expiration or termination of this Agreement, but only to the extent such obligation accrued prior to the date of termination.

The parties understand and agree that Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid bills.

Upon the termination of this Agreement, Owner shall assume in writing all obligations under all contracts entered into by Manager on behalf of Owner of the Project.

ARTICLE V

Procedures for Handling Receipts and Operating Capital

5.1                                             Security Deposits.  Tenant security deposits shall be held by Manager in accordance with the laws of the jurisdiction in which the Project is located.

5.2                                             Separation of Owner’s Monies.  Manager or Owner, as agreed upon, shall establish and maintain, in a bank of Owner’s or Manager’s choice whose deposits are insured by the Federal Deposit Insurance Corporation, and in a manner to indicate the custodial nature thereof, a separate bank account for the deposit of all monies of Owner.  Manager or Owner, as agreed upon, shall also establish such other special bank accounts as may be reasonably required by Owner.  All monies deposited from time to time in these accounts shall be deemed trust funds and shall be and remain the property of Owner and shall be withdrawn and dispersed by Manager for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Manager hereunder.  No monies collected by Manager on Owner’s behalf shall be commingled with the funds of Manager.

5.3                                             Depository Accounts.  Owner and Manager agree that Manager shall have no liability for loss of funds of Owner contained in the bank accounts for the Project maintained by Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount of federal or other deposit insurance applicable with respect to the financial institution in question.

5.4                                             Working Capital.  In addition to the funds derived from the operation of the Project, Owner shall furnish and maintain in the operating accounts of the Project such other funds as may be necessary to discharge financial commitments required to efficiently operate the Project and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable.  Manager shall have no responsibility or obligation with respect to the furnishing of any such funds.  Nevertheless, Manager shall have the right, but not the obligation, to advance funds or contribute property on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Project.  Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents on request.  Owner agrees to reimburse Manager upon demand for money paid or property contributed in connection with the Project and this Agreement.

5.5                                             Authorized Signatures.  Any persons from time to time designated by Manager shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements from such accounts.  Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Article V, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Manager is in default hereunder.

ARTICLE VI

Insurance and Indemnification

6.1                                             Insurance.

(a)                                  Insurance to be Carried.

(i)                                     Manager or Owner, as agreed upon, shall obtain and keep in full force and effect insurance on the Project against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the leases and other agreements with respect to the Project and the Controlling Agreements shall be maintained.  All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.

(ii)                                  Manager or Owner, as agreed upon, shall obtain and keep in full force and effect, in accordance with the laws of the state in which such Project is located, workers’ compensation and employer’s liability insurance applicable to and covering all employees of Manager at the Project and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurance evidencing that such insurance is in effect.  If any work under this Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

(b)                                 Insurance Expenses.  Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles, shall be borne by Owner.

(c)                                  Cooperation with Insurers.  Manager shall cooperate with and provide reasonable access to the Project to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made.  Manager shall use its best efforts to comply with all requirements of insurers.

(d)                                 Accidents and Claims.  Manager shall promptly investigate and shall report in detail to Owner all accidents and claims for damage relating to the ownership, operation or maintenance of the Project, and any damage or destruction to the Project and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction.  Such reports shall be given to Owner promptly, and shall be noted in the monthly reports delivered to Owner pursuant to Section 3.13(a) above.  Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

6.2                                             Indemnification.

(a)                                  Indemnification of Manager.

(i)                                     Owner agrees to indemnify, defend, protect, save and hold harmless Manager and its stockholders, members, officers, directors, employees, managers, successors and assigns (collectively, the “Manager Indemnified Parties”) from any and all Losses in connection with the misconduct, negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner, or in any way related to the Project or this Agreement, including but not limited to:

1)                                     any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any duly qualified and licensed person or entity other than Manager of hazardous substances on any Project;

2)                                     liability for damage to the Project;

3)                                     injuries to or death of any person occurring on the Project;

4)                                     failure of the Project to comply with Governmental Requirements;

5)                                     Manager’s reasonable actions to cause the Project to comply with Governmental Requirements;

6)                                     contracts entered into by Manager, on behalf of Owner;

7)                                     use by Owner of the tenant security deposits that is inconsistent with the terms of the applicable lease and applicable laws.

(ii)                                  Limitation of Indemnification of Manager. The indemnification and exculpation set forth in Section 6.2(a)(i) above shall not extend to any such Losses to the extent arising out of the misconduct, negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees, or Manager’s breach of this Agreement; provided, further, that the indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to that matter.  Notwithstanding anything to the contrary in this Agreement, any indemnification and exculpation by the Owner under this Agreement is subject to any limitations imposed under the Company’s Articles of Incorporation or any amendments thereto.

(iii)                               Limitation on Manager’s Liability for Error or Mistake.  Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of misconduct, negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction).

(b)                                 Indemnification of Owner.  Manager agrees to indemnify, defend, protect, save and hold harmless Owner and its stockholders, members, partners, officers, directors, employees, managers, successors and assigns (collectively, the “Owner Indemnified Parties”) from any and all claims or liability for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Project, including, without limitation, the improvements located thereon, to the extent the injury or damage shall be caused by the misconduct, negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees, or Manager’s breach of this Agreement, except to the extent that Owner recovers insurance proceeds with respect to such matter.

(c)                                  Survival of Indemnities.  The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of (i) any claim or cause of action based on an event occurring prior to the date of termination, and (ii) any claim or cause of action in connection with any contract entered into by Manager, on behalf of Owner.

(e)                                  Submanagers.  Indemnity obligations with respect to Submanagers (as defined in Section 7.1 below) shall be governed by Section 7.1.

ARTICLE VII

Miscellaneous

7.1                                             Assignment.  Manager may delegate partially or in full its duties and rights under this Agreement to an affiliate, but only with the prior written consent of Owner, and may assign part of its duties and rights to a Project, without the consent of Owner, to a qualified professional management company having experience in managing projects with similar uses as such Project in the metropolitan or other geographic areas of the Project or similar places with a sufficient degree of experience and the necessary licenses to perform Manager’s duties.  Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated by Manager and performed by a person or entity (“Submanager”) with whom Manager contracts for the purpose of performing such duties.  Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided further that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers insurance proceeds with respect to such matter.  Any contract entered into between Manager and a Submanager pursuant to this Section 7.1 shall be consistent with the provisions of this Agreement, except to the extent Owner otherwise specifically agrees in writing.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.2                                             Non-Solicitation.  During the period commencing on the date hereof and ending two years following the termination of this Agreement, the Company and the OP shall not, without the Manager’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Manager or any of its affiliates, or (ii) hire or pay, directly or indirectly, any compensation to, on behalf of the Company or the OP or any other person or entity, any person who has left the employment of the Manager or any of its affiliates within the two-year period following the termination of that person’s employment with the Manager or any of its affiliates.  During the period commencing on the date hereof through and ending two years following the termination of this Agreement, the Company and the OP will not, whether for its or their own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Manager or any of its affiliates with, or endeavor to entice away from the Manager or any of its affiliates, any person who during the term of this Agreement is, or during the preceding two-year period was, a tenant, co-investor, co-developer, joint venturer or other customer of the Manager or any of its affiliates.

7.3                                             Notices.  All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respective name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 7.3.

Owner:                            ADAPTIVE REAL ESTATE INCOME TRUST OP LP

c/o ADAPTIVE REAL ESTATE INCOME TRUST, INC.

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

Attention:  President

Manager:               ADAPTIVE REAL ESTATE INCOME TRUST MANAGEMENT SERVICES, LLC

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

Attention:  Chief Legal Officer

7.4                                             Entire Agreement.  This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto.

7.5                                             No Partnership.  Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.

7.6                                             Severability.  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

7.7                                             No Third Party Beneficiary.  Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate.  Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).

7.8                                             Captions, Plural Terms.  Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders.  Titles and captions herein shall not affect the construction of this Agreement.

7.9                                             Attorneys’ Fees.  Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.

7.10                                       Signs.  Manager shall have the right to place signs on the Project in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Project.

7.11                                       Ownership of Proprietary Property.  The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property.  To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property.  In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.

7.12                                       Governing Law, Venue.  This Agreement shall be construed under and in accordance with the laws of the State of Texas and is fully performable in Dallas County, Texas.

7.13                                       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized representatives.

“OWNER”		“MANAGER”

ADAPTIVE REAL ESTATE INCOME TRUST, INC.		ADAPTIVE REAL ESTATE INCOME TRUST MANAGEMENT SERVICES, LLC

By:		By:
	Robert S. Aisner	Name:
	President	Title:

ADAPTIVE REAL ESTATE INCOME TRUST OP LP

By:	AREIT, Inc., its General Partner

By:
Name:
Title: